Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Digital Realty Trust, Inc. filed on April 26, 2007 of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2006 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity and comprehensive income of Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, the related consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2006 and the related consolidated and combined statements of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, related financial statement schedule III, properties and accumulated depreciation, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Digital Realty Trust, Inc. and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

/s/ KPMG LLP

San Francisco, California

April 24, 2007